Exhibit 99.1

Supernus Announces Second Quarter 2016 Financial Results

•                  Second quarter 2016 product prescriptions totaled 123,758, a 38.9% increase over the second quarter of 2015.

•                  Net product sales for second quarter 2016 were $50.3 million, a 46.9% increase over the second quarter of 2015.

•                  Operating income for second quarter 2016 was $10.4 million compared to $3.1 million in the second quarter of 2015.

•                  Diluted earnings per share in the second quarter were $0.18 compared to $0.03 in the same period last year.

•                  Enrollment completed in SPN-812 Phase IIb trial. Enrollment for SPN-810 Phase III trials expected to continue into 2017.

Rockville, Md., August 2, 2016 - Supernus Pharmaceuticals, Inc. (NASDAQ: SUPN), a specialty pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system (CNS) diseases, today reported financial results for second quarter 2016 and associated company developments.

Commercial Update

Second quarter 2016 product prescriptions for Trokendi XR® and Oxtellar XR®, as reported by IMS, totaled 123,758, a 38.9% increase over the second quarter of 2015.

	Prescriptions
	Q2 2016	Q1 2015	Change %

Trokendi XR	93,094	65,552	42.0%
Oxtellar XR	30,664	23,534	30.3%

Total	123,758	89,086	38.9%

Source:  IMS

Total revenue for the second quarter of 2016 was $50.4 million, a 43.8% increase over $35.1 million in the same period last year. Total revenue for both periods consisted almost exclusively of net product sales.

	Net Product Sales ($mil.)
	Q2 2016	Q2 2015	Change %

Trokendi XR	$37.6	$26.3	43.3%
Oxtellar XR	$12.7	$8.0	58.7%

Total	$50.3	$34.3	46.9%

“We are pleased with the growth in prescriptions and net product sales in the second quarter and through the first half of 2016. For the first six months of 2016, net product sales increased approximately 50%, as compared to the same period last year,” said Jack Khattar, President and CEO of Supernus Pharmaceuticals. “The solid growth in prescriptions behind our products three years post launch reinforces our belief that the combined annual peak sales for Oxtellar XR and Trokendi XR can exceed $500 million.”

In June 2016 the Company submitted the revised label for Trokendi XR requesting approval to expand the label to include treatment of migraine in adults. As previously announced, this resubmission was requested by the Food and Drug Administration (FDA) to review the proposed label in a different format. The FDA has set a target date in the third quarter of 2016 to complete its review. We continue to prepare and will be ready to launch the migraine indication soon after receiving full FDA approval.

Progress of Product Pipeline

Enrollment continues for both Phase III trials for SPN-810, which is currently in development for Impulsive Aggression in patients aged 6 to 12 years who have ADHD. The pace of enrollment  is slower than anticipated due to challenges such as those experienced by caregivers in recording patient information on the new electronic diary, and lack of compliance during the screening period regarding ‘washing out’ of current medications. As a consequence, we have instituted a number of measures to improve patient enrollment and retention. These include lengthening the screening period to provide increased education for site coordinators and caregivers on the electronic diary and to make it easier for caregivers and patients to comply with the trial protocol. Although the pace of recruitment has picked up recently for both Phase III trials, it is likely that enrollment will continue into 2017. The Company continues to expect to launch SPN-810 in 2019. During the third quarter of 2016, patients began enrolling into the open-label extension portion of the Phase III study.

Regarding SPN-812, currently in development for patients aged 6 to 12 years with ADHD, the Phase IIb trial is now fully recruited. The final patient visit was completed during the third quarter of 2016. Eligible patients are now entering the open label extension portion of the study. The Company continues to expect data from the SPN-812 Phase IIb trial to be available by early 2017.

“With the SPN-812 Phase IIb trial fully enrolled, we have reached another important clinical milestone as we continue to advance SPN-812 into late-stage development,” said Jack Khattar. “Regarding SPN-810, we are encouraged by the recent progress in improving recruitment and retention, and we remain focused on the successful execution of the trials.”

Mr. Khattar added, “We believe the 84% rate of enrollment into the open-label extension of the Phase IIb study for SPN-812 reflects a high level of satisfaction from physicians and patients.”

Operating Expenses

Research and development expenses in the second quarter of 2016 were $11.1 million, as compared to $6.9 million in the same quarter last year. This increase is primarily due to the ongoing Phase III testing of SPN-810 and Phase IIb testing of SPN-812, as well as the open-label extension studies associated with both SPN-810 and SPN-812.

Selling, general and administrative expenses in the second quarter of 2016 were $26.1 million, as compared to $23.3 million in the same quarter last year. The increase is primarily due to the efforts in preparing for the launch of the migraine indication for Trokendi XR.

Operating Income and Earnings Per Share

Operating income in the second quarter of 2016 was $10.4 million, as compared to $3.1 million in the same period last year. This improvement in operating income is primarily due to increased net product sales.

Diluted earnings per share were $0.18 in the second quarter of 2016, as compared to $0.03 in the same period last year.

Weighted-average diluted common shares outstanding were approximately 51.7 million in the second quarter of 2016, as compared to approximately 52.3 million in the same period last year.

Capital Resources

As of June 30, 2016, the Company had $128.0 million in cash, cash equivalents, marketable securities, and long term marketable securities, as compared to $117.2 million at December 31, 2015.  As of June 30, 2016, approximately $6.6 million of the Company’s six year, $90 million notes, bearing interest at 7.5% per annum, remain outstanding.

Financial Guidance

For full year 2016, the Company is reiterating guidance for net product sales and adjusting guidance for R&D expenses and operating income as set forth below:

•                  Net product sales will remain in the range of $200 million to $210 million.

•                  R&D expenses in the range of $50 million to $55 million, compared to the previously expected range of $55 million to $65 million.

•                  Operating income in the range of $32 million to $37 million, compared to the previously expected range of $28 million to $35 million.

Conference Call Details

The Company will hold a conference call hosted by Jack Khattar, President and Chief Executive Officer, and Greg Patrick, Vice President and Chief Financial Officer, to discuss these results at 9:00 a.m. ET, on Wednesday, August 3, 2016. An accompanying webcast also will be provided.

Please refer to the information below for conference call dial-in information and webcast registration. Callers should dial in approximately 10 minutes prior to the start of the call.

Conference dial-in:	(877) 288-1043
International dial-in:	(970) 315-0267
Conference ID:	50720151
Conference Call Name:	Supernus Pharmaceuticals 2Q 2016 Earnings Conference Call

Following the live call, a replay will be available on the Company’s website, www.supernus.com, under ‘Investors’.

About Supernus Pharmaceuticals, Inc.

Supernus Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system diseases. The Company has two marketed products for epilepsy, Oxtellar XR® (extended-release oxcarbazepine) and Trokendi XR® (extended-release topiramate). The Company is also developing several product candidates to address large market opportunities in psychiatry, including SPN-810 for the treatment of Impulsive Aggression in ADHD patients and SPN-812 for the treatment of ADHD.

Forward-Looking Statements:

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events that are based upon management’s current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, the Company’s ability to sustain and increase its profitability; the Company’s ability to raise sufficient capital to fully implement its corporate strategy; the implementation of the Company’s corporate strategy; the Company’s future financial performance and projected expenditures; the Company’s ability to increase the number of prescriptions written for each of its products; the Company’s ability to increase its net revenue; the Company’s ability to enter into future collaborations with pharmaceutical companies and academic institutions or to obtain funding from government agencies; the Company’s product research and development activities, including the timing and progress of the Company’s clinical trials, and projected expenditures; the Company’s ability to receive, and the timing of any receipt of, regulatory approvals to develop and commercialize the Company’s product candidates; the Company’s ability to protect its intellectual property and operate its business without infringing upon the intellectual property rights of others; the Company’s expectations regarding federal, state and foreign regulatory requirements; the therapeutic benefits, effectiveness and safety of the Company’s product candidates; the accuracy of the Company’s estimates of the size and characteristics of the markets that may be addressed by its product candidates; the Company’s ability to increase its manufacturing capabilities for its products and product candidates; the Company’s projected markets and growth in markets; the Company’s product formulations and patient needs and potential funding sources; the Company’s staffing needs; and other risk factors set forth from time to time in the Company’s SEC filings made pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

Supernus Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	June 30, 2016	December 31, 2015
	(unaudited)

Cash, cash equivalents and marketable securities	$60,214	$62,190
Accounts receivable, net	34,281	25,908
Inventories, net	16,373	12,587
Prepaid expenses and other current assets	3,272	5,261
Total Current Assets	114,140	105,946

Long term marketable securities	67,809	55,009
Property and equipment, net	4,193	3,874
Deferred legal fees	16,901	22,503
Intangible assets, net	15,270	976
Other non-current assets	320	318
Total Assets	$218,633	$188,626

Accounts payable	$2,243	$4,314
Accrued sales deductions	35,019	26,794
Accrued expenses	28,102	24,813
Deferred licensing revenue	208	176
Total Current Liabilities	65,572	56,097

Deferred licensing revenue, net of current portion	1,606	1,390
Convertible notes, net of discount	5,699	7,085
Other non-current liabilities	4,322	4,325
Derivative liabilities	412	854
Total Liabilities	77,611	69,751

Total Stockholders’ Equity	141,022	118,875
Total Liabilities & Stockholders’ Equity	$218,633	$188,626

Supernus Pharmaceuticals, Inc.

Consolidated Statements of Operations

(in thousands, except share and per share data)

	Three Months ended June 30,		Six Months ended June 30,
	2016	2015	2016	2015
	(unaudited)		(unaudited)
Revenue
Net product sales	$50,335	$34,266	$93,360	$62,363
Licensing revenue	86	786	135	822

Total revenue	50,421	35,052	93,495	63,185

Costs and expenses
Cost of product sales	2,751	1,762	4,786	3,380
Research and development	11,109	6,878	21,671	10,561
Selling, general and administrative	26,121	23,336	51,281	42,737

Total costs and expenses	39,981	31,976	77,738	56,678

Operating income	10,440	3,076	15,757	6,507
Other income (expense)
Interest income	363	137	694	250
Interest expense	(196)	(331)	(375)	(712)
Changes in fair value of derivative liabilities	123	1	224	(48)
Loss on extinguishment of debt	—	(241)	(382)	(2,375)
Other income (expense)	2	25	(1)	25

Total other income (expense)	292	(409)	160	(2,860)

Earnings before income taxes	10,732	2,667	15,917	3,647

Income tax expense	714	662	912	724

Net income	$10,018	$2,005	$15,005	$2,923

Income per common share:
Basic	$0.20	$0.04	$0.30	$0.06
Diluted	$0.18	$0.03	$0.28	$0.06

Weighted-average number of common shares:
Basic	49,427,825	47,911,932	49,333,962	46,246,866
Diluted	51,745,342	52,273,549	51,484,686	47,687,992

CONTACTS:

Jack A. Khattar, President and CEO

Gregory S. Patrick, Vice President and CFO

Supernus Pharmaceuticals, Inc.

Tel: (301) 838-2591

or

INVESTOR CONTACT:

Peter Vozzo

Westwicke Partners

Office: (443) 213-0505

Mobile: (443) 377-4767

Email: peter.vozzo@westwicke.com